Lincoln
Financial Group
Lincoln Re

                     YEARLY RENEWABLE TERM
                     REINSURANCE AGREEMENT

                Effective as of March 1, 2000,

                           between

           THE UNION CENTRAL LIFE INSURANCE COMPANY
                              of
                       Cincinnati, Ohio,
     referred to in this Agreement as "Union Central," and

          THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                              of
                      Fort Wayne, Indiana,
           referred to in this Agreement as "Lincoln."

Inspected By  /s/E/G
Date          9/18/2000
Doc           000800sl.agm

CCN/Agmt. No. 198/28

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                      TABLE OF CONTENTS

Reinsurance Coverage                                       1
Automatic Reinsurance                                      1
Facultative Reinsurance                                    2
Continuations                                              4
Terms of Reinsurance                                       4
Payments by Union Central                                  5
Payments by Lincoln                                        6
Reinsurance Administration                                 6
Settlement of Claims                                       6
Reinstatements and Restorations                            8
Reductions in Insurance                                    9
Increases in Policy Net Amount at Risk                     9
Changes in Retention                                       9
Assignment of Reinsurance                                 11
Material Changes                                          11
Errors                                                    11
Audits of Records and Procedures                          12
Arbitration                                               12
Insolvency of Union Central                               13
Offset                                                    13
Parties to the Agreement                                  14
Commencement and Termination                              14
Entire Agreement                                          14
Deferred Acquisition Cost Tax Election                    15
Definitions                                               15
Execution                                                 18
 LIFE BENEFITS SCHEDULE                                   20
 ADMINISTRATION SCHEDULE                                  22
 PREMIUM SCHEDULE                                         26
 ARBITRATION SCHEDULE                                     28
 WAIVER OF PREMIUM BENEFIT ADDENDUM                       30
 INCREASING POLICY ADDENDUM                               33
 GUARANTEED INSURABILITY RIDER ADDENDUM                   34

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Reinsurance      A. Union Central agrees to cede, and Lincoln
Coverage agrees to accept, reinsurance of the Policies specified in the Life Benefits Schedule. (The term "Policies" and certain other terms used in this Agreement are defined in the "Definitions" article.)
                 B. The death benefits provided by the Policies
                    are reinsured. Supplemental benefits are
                    reinsured if and as specified in applicable
                    Addenda.
                 C. Union Central agrees to either
                    (1) cede reinsurance of a Policy to Lincoln
                        as Automatic Reinsurance;
                    (2) submit the Policy to Lincoln for
                        consideration as Facultative
                        Reinsurance; or
                    (3) cede reinsurance of a Policy as a
                        Continuation.

Automatic        A. Union Central agrees to cede the Reinsurance
Reinsurance         Amount of a Policy as Automatic Reinsurance
                    if the following conditions are met:
                    (1) It retains its Retention on the insured
                        life when the Policy is issued;
                    (2) It underwrites and issues the Policy in
                        accordance with its normal individual
                        life insurance underwriting rules and
                        practices previously disclosed to
                        Lincoln;
                    (3) The sum of (a) and (b) does not exceed
                        the sum of its Retention and the
                        Automatic Limit, where
                        (a) equals the amount of individual
                            life insurance issued by Union
                            Central then in force on the
                            insured life, or in the case of
                            individual life insurance with
                            increasing death benefits, the
                            Ultimate Amount of such
                            Policies; and
                        (b) equals the amount of life
                            insurance currently being applied
                            for from Union Central, or in the
                            case of individual life insurance
                            with increasing death benefits, the
                            Ultimate Amount;

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                    (4) The sum of (a) and (b) does not exceed
                        the Participation Limit, where
                        (a) equals the amount of individual life
                            insurance then in force on the
                            insured life in all companies, or
                            in the case of individual life
                            insurance with increasing death
                            benefits, the Ultimate Amount of
                            such Policies; and
                        (b) equals the amount currently applied
                            for on the insured life from all
                            companies, or in the case of
                            individual life insurance with
                            increasing death benefits, the
                            Ultimate Amounts;
                    (5) It has not submitted a facultative
                        application to Lincoln or any other
                        insurance or reinsurance company for
                        reinsurance of the current application;
                        and
                    (6) The Policy is not a Continuation.
                 B. Policies issued pursuant to any special
                    underwriting program adopted by Union
                    Central may be ceded as Automatic
                    Reinsurance only with Lincoln's consent
                    to reinsure such Policies.
                 C. A Policy shall not be ceded as Automatic
                    Reinsurance if the Reinsurance Amount of the Policy is less than the minimum cession amount specified in the Administration Schedule.

Facultative      A. Union Central may submit Policies not
Reinsurance         satisfying the conditions for Automatic
                    Reinsurance, and Policies which it does
                    not wish to cede as Automatic Reinsurance, for consideration by Lincoln as Facultative
                    Reinsurance. Union Central may also submit for consideration as Facultative
                    Reinsurance any individual life insurance issued on a Policy form that is not specified in the Life Benefits Schedule provided reinsurance terms and conditions are established and agreed upon by means of the Facultative Reinsurance application process.

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                 B. An application for Facultative Reinsurance
                    shall be made in the manner set forth in the Administration Schedule. Copies of all information which Union Central has pertaining to the insurability of the proposed insured, including written summaries of any such information which cannot be copied, shall accompany the application.
                 C. Upon receipt of an application, Lincoln
                    agrees to promptly examine the underwriting information and communicate
                    (1) an offer to reinsure the Policy as
                        applied for;
                    (2) an offer to reinsure the Policy other
                        than as applied for;
                    (3) an offer to reinsure the Policy subject
                        to the satisfaction of additional
                        underwriting requirements;
                    (4) a request for additional underwriting
                        information; or
                    (5) its unwillingness to make an offer to
                        reinsure the Policy.
                 D. To accept an offer to reinsure made by
                    Lincoln, Union Central agrees to
                    (1) satisfy any conditions stated in the
                        offer to reinsure; and
                    (2) follow the procedure for placing
                        reinsurance into effect as specified
                        in the Administration Schedule.
                 E. Union Central agrees to inform Lincoln
                    immediately of any additional information pertaining to the insurability of a proposed insured which is brought to Union Central's attention before the completion of the procedures for accepting Lincoln's offer to reinsure. Upon its receipt of such information, Lincoln may withdraw or modify its earlier offer to reinsure.
                 F. The terms of an offer to reinsure shall
                    supercede the terms of this Agreement to the extent of any conflicts between the parties. Otherwise, reinsurance of a
                    Policy ceded as Facultative Reinsurance
                    shall be in accordance with the terms of this Agreement.

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Continuations    A. If Union Central issues a Continuation of a
                    Policy within its normal continuation rules and practices, it agrees to reinsure the Continuation with Lincoln. Reinsurance shall continue
                    (1) under the reinsurance agreement between
                        Union Central and Lincoln which provides reinsurance of the Policy form of the Continuation; or
                    (2) under this Agreement if there is no such
                        agreement.
                 B. A Policy which is a Continuation of a Policy
                    that was not previously reinsured with
                    Lincoln may only be reinsured under this Agreement with the written consent of Lincoln and the original reinsurer.
                 C. If the original Policy was ceded to Lincoln
                    as Facultative Reinsurance and Union Central approves an increase in the face amount of the Continuation based upon receipt of any new information pertaining to the insurability of the proposed insured,
                    Union Central agrees to submit the
                    Continuation to Lincoln for consideration as Facultative Reinsurance. In such case, Lincoln shall only be bound to reinsure the Continuation in accordance with its offer to reinsure the Continuation.
                 D. Reinsurance at issue of the Continuation
                    shall not exceed the Reinsured Net Amount at Risk of the original Policy immediately prior to the issuance of the Continuation.
                 E. Premiums payable for reinsurance of a
                    Continuation shall be calculated using the rate schedule applicable to the Policy form of the Continuation as specified in the Premium Schedule. If there is no rate schedule applicable to the Policy form of the Continuation, reinsurance premiums shall be payable using the rate schedule applicable to the original Policy.
                 F. If the Continuation results in a change in
                    the life status of the insured risk from a single-insured plan to a joint- or multiple-insured plan, Lincoln must consent to the Continuation.

Terms of         A. The plan of reinsurance shall be yearly
Reinsurance         renewable term reinsurance of the Reinsured
                    Net Amount at Risk of a Policy.

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                 B. Reinsurance of a Policy shall commence on
                    the Policy date, except
                    (1) in the case of Facultative Reinsurance,
                        reinsurance shall commence on the Policy date only if Lincoln's offer to reinsure is the best offer of reinsurance received by Union Central as determined by Union Central's published reinsurance placement rules in effect as of such date; and
                    (2) if a premium receipt is issued by Union
                        Central in connection with an
                        application for the Policy, reinsurance
                        shall commence prior to the Policy date
                        only if and as specified in a Premium
                        Receipt Addendum.
                 C.  Union Central agrees not to use Lincoln's
                    name in connection with the sale of the
                    Policies.
                 D. In no event shall reinsurance under this
                    Agreement be in force with respect to a
                    Policy unless the issuance and delivery of the Policy is in compliance with the laws of all applicable jurisdictions and Union Central's corporate charter.
                 E. Union Central agrees to maintain reinsurance
                    of a Policy in force in accordance with the terms of this Agreement for as long as its Policy remains in force.

Payments by      A. Union Central agrees to pay Lincoln premiums
Union Central       for reinsurance of a Policy equal to the
                    appropriate rate specified in the Premium
                    Schedule times the Reinsured Net Amount at
                    Risk of the Policy.
                 B. The Premium Schedule specifies other
                    monetary amounts which Union Central agrees to take into account when calculating the amount due Lincoln.
                 C. Reinsurance premiums shall be due and
                    payable as specified in the Administration
                    Schedule.
                 D. The payment of reinsurance premiums shall be
                    a condition precedent to the liability of Lincoln under this Agreement. If reinsurance premiums are not paid when due, Lincoln may give Union Central thirty (30) days' written notice of its intent to terminate reinsurance because of Union Central's failure to pay reinsurance premiums.
                    Reinsurance of all Policies having
                    reinsurance premiums in arrears shall
                    terminate as of the date to which
                    reinsurance premiums had

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                    previously been paid unless all premiums in
                    arrears are paid before the end of the
                    thirty (30) day notice period. If
                    reinsurance on any Policy terminates
                    because of Union Central's failure to pay reinsurance premiums, reinsurance of Policies with premiums subsequently becoming due shall automatically terminate as of the date on which new reinsurance premiums become due.
                 E. So that Lincoln need not maintain deficiency
                    reserves in connection with reinsurance
                    premiums payable pursuant to this Agreement, the premium rates specified in the Premium Schedule shall only be guaranteed for one
                    (1) Policy year. Nevertheless, Lincoln shall
                        anticipate continuing to accept
                        reinsurance on the basis of such rates
                        for all Policies originally ceded
                        pursuant to such rates.

Payments by      A. Lincoln agrees to pay Union Central the
Lincoln Reinsured Net Amount at Risk of any claim paid by Union Central pursuant to a Policy in accordance with the "Settlement of Claims" article.
                 B. Lincoln agrees to pay the Claims Ratio of
                    any expenses incurred in connection with Policy claims except as set forth in the "Settlement of Claims" article.
                 C. The Premium Schedule specifies other
                    monetary amounts that Lincoln agrees to pay
                    Union Central pursuant to this Agreement.

Reinsurance      The methods for placing reinsurance into
Administration   effect, for paying reinsurance premiums, and
                 for notifying Lincoln of Policy lapses,
                 reinstatements, reductions, Continuations, increases in the Reinsured Net Amount at Risk;
                 and of other changes affecting reinsurance shall be specified in the Administration
Schedule.

Settlement       A. Union Central agrees to give Lincoln prompt
of Claims           written notice of its receipt of any claim
                    on a Policy and to keep Lincoln informed of any legal proceedings or settlement negotiations in connection with a claim.
                    Copies of written materials relating to such claim, legal proceedings or negotiation shall be furnished to Lincoln upon request.

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                 B. Union Central agrees to act in accord with
                    its standard practices applicable to all claims in enforcing the terms and conditions of the Policies and with respect to the administration, negotiation, payment, denial or settlement of any claim or legal proceeding.
                 C. Lincoln agrees to accept the good faith
                    decision of Union Central in payment or
                    settlement of any claim for which Lincoln has received the required notice. Lincoln agrees to pay Union Central the Reinsured Net Amount at Risk on which reinsurance premiums have been computed upon receiving proper evidence that Union Central has paid a Policy claim. Payment of the Reinsured Net Amount at Risk on account of death shall be made in one (1) lump sum.
                 D. Lincoln's liability shall include
                    indemnification of the Claims Ratio of any expenses incurred by Union Central in defending or investigating a Policy claim with the exception of
                    (1) salaries of employees or other internal
                        expenses of Union Central;
                    (2) routine investigative or administrative
                        expenses;
                    (3) expenses incurred in connection with a
                        dispute arising out of conflicting
                        claims of entitlement to proceeds of a
                        Policy that Union Central admits are
                        payable;
                    (4) any gratuitous payments made by Union
                        Central; and
                    (5) any punitive damages awarded against
                        Union Central, and expenses incurred in
                        connection with such damages, that are
                        based on the acts or omissions of Union
                        Central or its agents.
                 E. Lincoln agrees to hold Union Central
                    harmless from certain expenses and
                    liabilities that result from Lincoln's own acts or omissions as provided in this article. For this purpose, Lincoln agrees to indemnify Union Central for Lincoln's equitable share of those punitive and exemplary damages awarded against Union Central, and expenses incurred in connection with a claim for such damages, if
                    (1) Lincoln actively participated in the
                        acts or omissions, including the
                        decision to deny a claim for Policy
                        benefits; and

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                    (2) those acts or omissions serve as a
                        material basis for the punitive or
                        exemplary damages. Lincoln's equitable
                        share shall be determined by an
                        assessment of Lincoln's participation
                        in the particular case.
                 F. If Union Central should contest or
                    compromise any claim and the amount of
                    Union Central's liability is thereby
                    reduced, Lincoln's liability shall be
                    reduced by the Claims Ratio of the
                    reduction.
                 G. If Union Central should recover monies from
                    any third party in connection with or
                    arising out of any Policy, Union Central agrees to pay Lincoln the Claims Ratio of the recovery.
                 H. If the amount of insurance provided by a
                    Policy is increased or reduced because of a misstatement of age or sex, Lincoln's liability shall be increased or reduced by the Claims Ratio of the amount of the increase or reduction.
                 I. If Union Central pays interest on a claim,
                    Lincoln agrees to pay the interest on the Reinsured Net Amount at Risk computed at the same rate and for the same period as that paid by Union Central, but in no event later than the date the claim is finally adjudicated by Union Central.
                 J. If Union Central is required to pay
                    penalties and interest imposed automatically by statute, Lincoln shall indemnify Union Central for the Claims Ratio of such penalties and interest.

Reinstatements   A. If Union Central reinstates a lapsed Policy
and                 in accordance with the terms of the Policy
Restorations        and Union Central's underwriting rules and
                    practices, Lincoln agrees to reinstate
                    reinsurance of the Policy automatically
                    unless Lincoln's offer to reinsure the
                    Policy specifies that reinsurance of the Policy may only be reinstated as Facultative
                    Reinsurance.
                 B. If Union Central reinstates or restores a
                    Policy pursuant to any state law or
                    regulations that require such reinstatements or restorations of the Policy following a "free look" period of a proposed replacement policy that is rejected by the insured, Lincoln agrees to restore reinsurance of the Policy under its original terms and conditions as set forth herein. Union
                    Central shall follow its reinstatement
                    procedures and rules to the extent that
                    such procedures and rules do not conflict with the applicable state law or regulations requiring reinstatement or restoration. All of the foregoing

                                                      Page 8

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                    shall apply to Automatic Reinsurance or
                    Facultative Reinsurance, as applicable. If
                    Union Central collects premiums in arrears from the policyholder of a reinstated or restored Policy, it agrees to pay Lincoln all corresponding reinsurance premiums in arrears in connection with the reinstatement, plus Lincoln's Proportionate Share of any interest received by Union Central in connection with the reinstatement or restoration.

Reductions       If individual life insurance on a life
in Insurance     reinsured under this Agreement terminates,
                 the Reinsurance Amount shall be reduced as specified in the Administration Schedule.


Increases in     A. If the Policy Net Amount at Risk on a
Policy Net          Policy increases and the increase is
Amount at Risk      subject to Union Central's underwriting
                    approval, the Reinsured Net Amount at
                    Risk of the Policy shall only increase
                    if the conditions of either the
                    "Automatic Reinsurance" or "Facultative
                    Reinsurance" articles are satisfied.
                 B. If the Policy Net Amount at Risk on a
                    Policy increases causing the Reinsured
                    Net Amount at Risk to exceed the
                    Reinsurance Amount, and the increase
                    is not subject to Union Central's
                    underwriting approval, Lincoln agrees
                    to accept a portion of such increases
                    only if and as specified in an
                    Increasing Policy Addendum.

Changes in       A. If Union Central increases its Retention
Retention           on new Policies, it agrees to notify Lincoln
                    in writing within sixty (60) days of such increase. The notice shall specify the new
                    Retention and the effective date thereof.
                 B. Whenever Union Central increases its
                    Retention on new Policies, it also agrees to indicate in its notice whether it wishes to
                    (1) continue its previous Retention on in
                        force Policies; or
                    (2) increase its Retention on in force
                        Policies and recapture reinsurance. If
                        Union Central elects (2), Union
                        Central's new Retention on an in force
                        Policy shall be calculated using the
                        insured's age, mortality class, Policy
                        form and country of residence at issue
                        of the Policy.

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                 C. If Union Central elects to increase its
                    Retention on in force Policies pursuant
                    to paragraph B, its new Retention for such Policies shall become effective on the later of
                   (1) the reinsurance renewal date of the
                       Policy first following the effective
                       date of its new Retention for new
                       Policies; and
                    (2) the Policy anniversary date specified
                        in the Administration Schedule. If
                        Union Central fails to initiate
                        recapture of reinsurance within one
                        hundred and eighty (180) days of when
                        the first of its Policies becomes
                        eligible for recapture, its election
                        to recapture reinsurance, as of the
                        date of the Retention change, shall
                        be considered waived. This does not
                        preclude Union Central from increasing
                        its Retention on existing reinsurance
                        at a later date.
                 D. If an in force Policy is subject to a
                    waiver of premium claim on the date the
                    Policy qualifies for a new Retention, the new Retention shall nonetheless become effective on such date for purposes of life reinsurance.
                 E. Union Central may only elect to increase
                    its Retention on in force Policies if
                    (1) it maintained a Retention greater than
                        zero dollars ($0) at the time the
                        Policy was issued and retained its
                        Retention at such time;
                    (2) it increases its Retention on all
                        eligible in force Policies; and
                    (3) it retains the insurance recaptured
                        from Lincoln at its own risk without
                        benefit of any proportional or
                        nonproportional reinsurance other
                        than catastrophe accident reinsurance.
                 F. Notwithstanding the preceding,
                    (1) the recapture of the Reinsurance
                        Amount shall be limited to Lincoln's
                        portion of all reinsurance ceded by
                        Union Central on the Policy; and
                    (2) if Union Central gives notice of its
                        intent to increase its Retention on in
                        force Policies within five (5) years
                        following a merger with another
                        insurance company or the date it
                        accepts the Policies by means of an
                        assignment, the new Retention
                        applicable to such Policies shall be
                        limited to one hundred fifty percent
                        (150%) of the original reinsured's
                        pre-merger or preassignment Retention.

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                 G. For purposes of this article, Continuations
                    shall be considered issued on the issue
                    date of the original Policy.


Assignment of    A. If Union Central sells, assumption
Reinsurance         reinsures or otherwise transfers the
                    Policies to another insurer, it agrees to require that the other insurer assume all rights and obligations of Union Central under this Agreement.
                 B. Lincoln may object to any such transfer
                    that would result in a material adverse
                    economic impact to Lincoln. If Lincoln so objects, Union Central and Lincoln agree to mutually calculate a termination charge that shall be paid by Union Central to Lincoln upon the transfer, and this Agreement shall be terminated with respect to all Policies transferred by Union Central.

Material         A.  Union Central agrees to notify Lincoln
Changes in writing of any anticipated Material Change in any terms or conditions of the Policies, in Union Central's underwriting rules and practices applicable to the Policies or in Union Central's claims practices and procedures. In the event of a Material Change to the Policies, to Union Central's underwriting rules and practices or to its claims practices and procedures, Lincoln may at its option
                    (1) continue to reinsure the Policies under
                        current terms;
                    (2) reinsure Policies under modified terms
                        to reflect the Material Change; or
                    (3) consider future Policies as issued in
                        a Policy form that is not reinsured
                        under this Agreement.

Errors           A. Any Error by either Union Central or
                    Lincoln in the administration of
                    reinsurance under this Agreement shall
                    be corrected by restoring both Union
                    Central and Lincoln to the positions
                    they would have occupied had no Error
                    occurred. Any monetary adjustments made
                    between Union Central and Lincoln to
                    correct an Error shall be without interest.

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                 B. When a party claims that an Error should
                    be corrected pursuant to paragraph A, that party agrees to investigate whether other instances of the Error have also occurred and agrees to report its findings to the other party.

Audits of        A. Lincoln or Union Central may audit, at any
Records and         reasonable time and at its own expense,
Procedures          all records and procedures relating to
                    reinsurance under this Agreement. The party being audited agrees to cooperate in the audit, including providing any information requested by the other in advance of the audit.
                 B. Upon request, Union Central agrees to
                    furnish Lincoln with copies of any
                    underwriting information in Union
                    Central's files pertaining to a Policy.

Arbitration      A. If Union Central and Lincoln cannot mutually
                    resolve a dispute that arises out of or
                    relates to this Agreement, the dispute
                    shall be decided through arbitration as
                    specified in the Arbitration Schedule. The arbitrators shall base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of applicable law. There shall be no appeal from their decision, except that either party may petition a court having jurisdiction over the parties and the subject matter to reduce the arbitrators' decision to judgement.
                 B. The parties intend this article to be
                    enforceable in accordance with the
                    Federal Arbitration Act (9 U.S.C.
                    Sections 1 et seq), including any amendments to that Act which are subsequently adopted. If either party refuses to submit to arbitration as required by paragraph A, the other party may request a United States Federal District Court to compel arbitration in accordance with the Federal Arbitration Act. Both parties consent to the jurisdiction of such court to enforce this article and to confirm and enforce the performance of any award of the arbitrators.

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Insolvency of    A. In the event of the insolvency of Union
Union Central       Central and the appointment of a
                    conservator, liquidator or statutory
                    successor of Union Central, reinsurance
                    shall be payable to such conservator,
                    liquidator or statutory successor on the basis of claims allowed against Union
                    Central by any court of competent
                    jurisdiction or by the conservator,
                    liquidator or statutory successor of
                    Union Central without diminution because of the insolvency of Union Central or because such conservator, liquidator or statutory successor has failed to pay all or a portion of any claims.
                 B. In the event of the insolvency of Union
                    Central, the conservator, liquidator or
                    other statutory successor of Union Central agrees to give Lincoln written notice of the pendency of a claim on a Policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, Lincoln may investigate the claim and interpose in the proceeding where such claim is to be adjudicated in the name of Union Central
                    (its conservator, liquidator or statutory successor), but at its own expense, any defense or defenses which Lincoln may deem available to Union Central or its conservator, liquidator or statutory successor. A percentage (calculated as one
                    (1) minus the Claims Ratio) of the expense thus incurred by Lincoln shall be charged, subject to court approval, against Union
                    Central as part of the expense of
                    liquidation.

Offset Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either Union Central or Lincoln with respect to this Agreement or any other reinsurance agreement between the parties, shall be offset and only the balance allowed or paid. If either Union Central or Lincoln is then under formal insolvency proceedings, this right of offset shall be subject to the laws of the state exercising primary jurisdiction over such proceedings.

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Parties to       This is an Agreement for indemnity reinsurance
the Agreement    solely between Union Central and Lincoln. The
                 acceptance of reinsurance under this Agreement shall not create any right or legal relation whatever between Lincoln and an insured, policyholder, beneficiary or any other party to or under any Policy.

Commencement     A. This Agreement shall be effective as of
and                 the date set forth on the cover page, except
Termination         that Union Central may issue a Policy dated
                    as much as six (6) months prior to the
                    Effective Date in order to save age of the applicant.
                 B. Either Union Central or Lincoln may
                    terminate this Agreement for new reinsurance by giving ninety (90) days' written notice to the other party. In such case, Union
                    Central agrees to continue to cede, and
                    Lincoln agrees to continue to accept,
                    reinsurance in accordance with this
                    Agreement of Policies issued prior to the expiration of the ninety (90) day period.
                    All reinsurance that has been placed in
                    effect prior to such date shall remain in effect in accordance with the teens of this Agreement, until the earlier of
                    (1) the termination or expiration of the
                        Policy; and
                    (2) the termination of this Agreement
                        pursuant to paragraphs C or D below.
                        Reinsurance of a Policy shall terminate
                        as of the reinsurance premium renewal
                        date on which the Reinsured Net Amount
                        at Risk for such Policy is less than
                        the automatic termination amount
                        specified in the Administration
                        Schedule, provided the reinsurance has
                        been in force for the period specified
                        in the Administration Schedule. Lincoln
                        may terminate all reinsurance under
                        this Agreement in accordance with
                        paragraph D of the "Payments by Union
                        Central" article if Union Central fails
                        to pay reinsurance premiums when due.

Entire           A. This Agreement represents the entire
Agreement           agreement between Union Central and Lincoln
                    and supercedes any prior oral or written agreements between the parties regarding its subject matter.

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                 B. No modification of this Agreement shall be
                    effective unless set forth in a written
                    amendment executed by both parties.
                 C. A waiver of a right created by this
                    Agreement shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver in any future circumstance.

Deferred         A. Lincoln and Union Central each acknowledge
Acquisition         that it is subject to taxation under
Cost Tax            Subchapter "L" of the Internal Revenue
Election            Code of 1986 (the "Code").
                 B. With respect to this Agreement, Lincoln
                    and Union Central agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December
                    1992, whereby:
                    (1) Each party agrees to attach a schedule
                        to its federal income tax return which
                        identifies this Agreement for which the
                        joint election under the Regulation has
                        been made;
                    (2) The party with net positive
                        consideration, as defined in the
                        Regulation promulgated under Code
                        Section 848, for this Agreement for each taxable year, agrees to capitalize specified Policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1);
                    (3) Each party agrees to exchange
                        information pertaining to the amount
                        of net consideration under this
                        Agreement each year to ensure
                        consistency; and
                    (4) This election shall be effective for
                        the year that this Agreement was
                        entered into and for all subsequent
                        years that this Agreement remains in
                        effect.

Definitions      A. Automatic Limit - the amount specified in
                    the Life  Benefits Schedule used to
                    calculate the maximum Reinsurance Amount that may be ceded as Automatic Reinsurance.
                 B. Automatic Reinsurance - reinsurance
                    satisfying certain conditions relating
                    to the reinsurance as specified in the
                    Agreement that is ceded to Lincoln without obtaining a specific offer to reinsure from Lincoln.

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                 C. Capacity Facultative Reinsurance -
                    Facultative Reinsurance for which Union
                    Central made facultative application to no reinsurer other than Lincoln other than the automatic reinsurers of the Policy forms set forth in the Life Benefits Schedule and on which Union Central retained its full Retention on the Policy.
                 D. Claims Ratio - the Reinsured Net Amount at
                    Risk on which reinsurance premiums have been computed divided by the Policy Net Amount at Risk calculated as of the date of the last premium payment.
                 E. Continuation - a new Policy replacing a
                    Policy or a change in an existing Policy issued or made either
                    (1) in compliance with the terms of the
                        Policy; or
                    (2) without
                        (a) the same new underwriting
                            information Union Central would
                            obtain in the absence of the Policy;
                        (b) a suicide exclusion or contestable
                            period as long as those contained
                            in other new issues of Policies; or
                        (c) the payment of the same commissions
                            in the first year that Union Central
                            would have paid in the absence of
                            the original Policy.
                 F. Effective Date - the date specified on the
                    cover page on which this Agreement becomes binding on Union Central and Lincoln.
                 G. Error - any isolated deviation from the
                    terms of this Agreement resulting from the act or omission of an employee of either Union Central or Lincoln whose principal function relates to the administration of reinsurance, whether such deviation results from inadvertence or a mistake in judgment. "Error" shall not include any failure to comply with the terms of an offer of Facultative Reinsurance or any negligent or deliberate deviation from the terms of this Agreement.
                 H. Facultative Reinsurance - reinsurance that
                    is ceded to Lincoln only after Union Central has obtained and accepted a specific offer to reinsure made by Lincoln. Such reinsurance may be ceded to Lincoln only upon the terms specified by Lincoln in its offer to reinsure and the terms of this Agreement that do not conflict with the specific offer to reinsure.

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                 I. Lincoln's Proportionate Share - the
                    Reinsurance Amount divided by the death
                    benefit of a Policy as of the date of issue or as of the date of a subsequent change to the Policy that affects the Reinsurance Amount.
                 J. Material Change - a change that a prudent
                    insurance or reinsurance executive would consider as likely to impact upon a party's financial experience under this Agreement.
                 K. Non-Capacity Facultative Reinsurance -
                    Facultative Reinsurance for which Union
                    Central made application to reinsurers
                    other than Lincoln other than the automatic reinsurers of the Policy forms set forth in the Life Benefits Schedule or on which Union Central retained less than its full Retention on the Policy.
                 L. Participation Limit - the amount specified
                    in the Life Benefits Schedule used as a
                    condition for ceding Automatic Reinsurance.
                 M. Policy - an individual life insurance
                    contract issued by Union Central on any of the Policy forms specified in the Life Benefits Schedule. A "Policy" shall include any attached riders and endorsements specified in the Life Benefits Schedule or any Addendum to this Agreement.
                 N. Policy Net Amount at Risk - on the
                    reinsurance premium renewal date, the death benefit of a Policy less either the terminal reserve or, in the case of interest sensitive Policies, the accumulation account or cash value on the Policy, such difference taken to the nearest dollar. The terminal reserve or cash value shall be disregarded if a Policy is on either a level term plan of twenty years or less or on a decreasing term plan. The basis for determining the Policy Net Amount at Risk may be modified with the consent of both Union Central and Lincoln without the need for a formal amendment of this Agreement.
                 O. Reinsurance Amount - the Policy death
                    benefit at issue less any accumulative
                    value, if applicable, less the Retention on the Policy times the percentage of Automatic Reinsurance ceded to Lincoln as specified in the Life Benefits Schedule. For Facultative Reinsurance, the "Reinsurance Amount" is that amount of the Policy death benefit at issue for which Union Central accepts Lincoln's offer to reinsure.

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                 P. Reinsured Net Amount at Risk - the
                    percentage of Automatic Reinsurance ceded to Lincoln as specified in the Life
                    Benefits Schedule or the percentage ceded as modified pursuant to the Facultative Reinsurance process times the remainder of
                    (1) the Policy Net Amount at Risk; less
                    (2) the Retention on the Policy.
                 Q. Retention - the amount specified in the Life
                    Benefits Schedule that is held by Union
                    Central at its own risk on a life without the benefit of proportional reinsurance.
                    In calculating the Retention, the sum
                    retained by Union Central on the life and in force as of the date of issue of the Policy shall be taken into account.
                 R. Ultimate Amount - the projected maximum
                    Policy Net Amount at Risk that a Policy
                    could achieve based on reasonable
                    assumptions made about the operation of
                    certain characteristics of the Policy form.

Execution        Union Central and Lincoln, by their respective
                 officers, executed this Agreement in duplicate on the dates shown below. As of the Effective
                 Date, this Agreement consists of
                 o  this Yearly Renewable Term Reinsurance
                    Agreement numbered 28;
                 o  a Life Benefits Schedule;
                 o  an Administration Schedule;
                 o  a Premium Schedule;
                 o  an Arbitration Schedule;
                 o  a Waiver of Premium Benefit Addendum;
                 o  an Increasing Policy Addendum; and
                 o  a Guaranteed Insurability Rider Addendum.

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THE UNION CENTRAL LIFE INSURANCE COMPANY

Signed at Cincinnati, Ohio

By     /s/Ann H. Edmiston

Title  Vice President & Actuary

Date   April 6, 2001

By     /s/Guy E. DeLatour

Title  2nd vice President

Date   April 6, 2001

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

Signed at Fort Wayne, Indiana

By     /s/Jim Brill
       Second Vice President

Date   9/18/00

By     /s/Elena Giles
       Assistant Secretary

Date   September 18, 2000